Exhibit 99.1

Schlumberger Issues Fourth-Quarter 2012 Operational Update

HOUSTON, December 14, 2012 – Schlumberger Limited (NYSE:SLB) provided the following fourth-quarter operational update today:

•	The Europe/CIS/Africa Area is experiencing continued contractual delays combined with higher than usual seasonal slowdowns in activity

•	North America activity is weaker than anticipated on land in the US and Western Canada.

The combined earnings per share impact of the above is estimated to be in the range of $0.05 to $0.07 per share.

Schlumberger will discuss final results of the fourth quarter in detail during its previously announced fourth quarter earnings conference call on January 18, 2013, beginning at 9:00 am (US Eastern Time), 3:00 pm (Paris time).

This news release contains forward-looking statements within the meaning of the federal securities laws, which include any statements that are not historical facts, such as our forecasts or expectations regarding the fourth quarter. These statements are subject to risks and uncertainties, including, but not limited to, global economic conditions; changes in exploration and production spending by Schlumberger’s customers and changes in the level of oil and natural gas exploration and development; general economic, political and business conditions in key regions of the world; pricing erosion; weather and seasonal factors; operational delays; changes in government regulations and regulatory requirements, including those related to offshore oil and gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services and climate-related initiatives; the inability of technology to meet new challenges in exploration; and other risks and uncertainties detailed in our most recent Form 10-K and other filings that we make with the Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

About Schlumberger

Schlumberger is the world’s leading supplier of technology, integrated project management and information solutions to customers working in the oil and gas industry worldwide. Employing more than 115,000 people representing over 140 nationalities and working in approximately 85 countries, Schlumberger provides the industry’s widest range of products and services from exploration through production. Schlumberger Limited has principal offices in Paris, Houston and The Hague and reported revenues of $36.96 billion in 2011. For more information, visit www.slb.com.

For further information, contact

Malcolm Theobald – Schlumberger Limited, Vice President of Investor Relations

Joy V. Domingo – Schlumberger Limited, Manager of Investor Relations

Office + 1 (713) 375-3535

investor-relations@slb.com